Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2016

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

i

ENERGY XXI GULF COAST, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)

	March 31, 2016	June 30, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$158,134	$718,868
Accounts receivable
Oil and natural gas sales	52,573	100,243
Joint interest billings	15,832	12,433
Other	20,528	40,584
Prepaid expenses and other current assets	29,999	20,438
Restricted cash	6,375	6,024
Derivative financial instruments	—	22,229
Total Current Assets	283,441	920,819
Property and Equipment
Oil and natural gas properties, net – full cost method of accounting, including $58.6 million and $436.4 million of unevaluated properties not being amortized at March 31, 2016 and June 30, 2015, respectively	797,037	3,570,759
Other property and equipment, net	1,556	2,074
Total Property and Equipment, net of accumulated depreciation, depletion, amortization and impairment	798,593	3,572,833
Other Assets
Note Receivable from Energy XXI, Inc.	—	75,861
Derivative financial instruments	—	3,898
Restricted cash	55,559	31,000
Other assets and debt issuance costs, net of accumulated amortization	10,761	71,574
Total Other Assets	66,320	182,333
Total Assets	$1,148,354	$4,675,985
LIABILITIES
Current Liabilities
Accounts payable	$72,233	$154,492
Accrued liabilities	137,477	120,944
Asset retirement obligations	52,546	33,286
Derivative financial instruments	—	2,661
Current maturities of long-term debt	2,495,682	10,647
Total Current Liabilities	2,757,938	322,030
Long-term debt, less current maturities	—	4,238,355
Asset retirement obligations	496,192	453,799
Derivative financial instruments	—	1,358
Other liabilities	7,927	5,332
Total Liabilities	3,262,057	5,020,874
Commitments and Contingencies (Note 12)
STOCKHOLDER’S DEFICIT
Common stock, $0.01 par value, 1,000,000 shares authorized and 100,000 shares issued and outstanding at March 31, 2016 and June 30, 2015, respectively	1	1
Additional paid-in capital	2,248,240	2,252,142
Accumulated deficit	(4,361,944)	(2,597,032)
Total Stockholder’s Deficit	(2,113,703)	(344,889)
Total Liabilities and Stockholder’s Deficit	$1,148,354	$4,675,985

See accompanying Notes to the Consolidated Financial Statements.

ENERGY XXI GULF COAST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Revenues
Oil sales	$93,898	$177,359	$402,201	$827,222
Natural gas sales	14,430	27,012	54,530	93,374
Gain on derivative financial instruments	6,774	16,963	90,506	265,150
Total Revenues	115,102	221,334	547,237	1,185,746
Costs and Expenses
Lease operating	81,824	107,711	256,335	369,662
Production taxes	221	1,537	1,287	6,893
Gathering and transportation	14,230	3,726	46,134	17,685
Depreciation, depletion and amortization	52,755	185,431	296,719	518,174
Accretion of asset retirement obligations	15,057	12,047	45,785	37,664
Impairment of oil and natural gas properties	340,477	700,194	2,670,853	700,194
Goodwill impairment	—	—	—	329,293
General and administrative expense	35,000	35,333	79,307	85,371
Total Costs and Expenses	539,564	1,045,979	3,396,420	2,064,936
Operating Loss	(424,462)	(824,645)	(2,849,183)	(879,190)
Other Income (Expense)
Loss from equity method investee	—	—	(9,687)	—
Other income, net	312	688	3,726	1,642
Gain on early extinguishment of debt	743,819	—	1,492,393	—
Interest expense	(154,796)	(78,852)	(335,369)	(199,539)
Total Other Income (Expense), net	589,335	(78,164)	1,151,063	(197,897)
Income (Loss) Before Income Taxes	164,873	(902,809)	(1,698,120)	(1,077,087)
Income Tax Benefit	—	(335,494)	—	(283,744)
Net Income (Loss)	$164,873	$(567,315)	$(1,698,120)	$(793,343)

See accompanying Notes to the Consolidated Financial Statements.

ENERGY XXI GULF COAST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended March 31,
	2016	2015
Cash Flows from Operating Activities
Net loss	$(1,698,120)	$(793,343)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	296,719	518,174
Impairment of oil and natural gas properties	2,670,853	700,194
Goodwill impairment	—	329,293
Deferred income tax expense	—	(284,035)
Gain on early extinguishment of debt	(1,492,393)	—
Change in fair value of derivative financial instruments	19,163	(85,086)
Accretion of asset retirement obligations	45,785	37,664
Loss from equity method investee	9,687	—
Amortization and write-off of debt issuance costs and other	89,865	8,485
Changes in operating assets and liabilities
Accounts receivable	82,301	62,832
Prepaid expenses and other assets	(17,260)	32,512
Settlement of asset retirement obligations	(75,032)	(77,177)
Accounts payable and accrued liabilities	(71,558)	(263,476)
Net Cash Provided by (Used in) Operating Activities	(139,990)	186,037
Cash Flows from Investing Activities
Acquisitions, net of cash	(2,797)	(301)
Capital expenditures	(90,075)	(505,825)
Insurance payments received	4,377	2,669
Transfer from (to) restricted cash	(24,559)	325
Proceeds from the sale of properties	4,102	7,093
Net Cash Used in Investing Activities	(108,952)	(496,039)
Cash Flows from Financing Activities
Contributions from (returns to) parent	(3,903)	41,759
Repayment to Energy XXI, Inc.	—	(3,059)
Dividends to shareholder – common	—	(750)
Proceeds from long-term debt	1,121	2,586,572
Payments on long-term debt	(278,134)	(1,729,033)
Payment of debt assumed in acquisition	(25,187)	—
Fees related to debt extinguishment	(3,526)	—
Debt issuance costs and other	(2,163)	(41,731)
Net Cash Provided by (Used in) Financing Activities	(311,792)	853,758
Net Increase (Decrease) in Cash and Cash Equivalents	(560,734)	543,756
Cash and Cash Equivalents, beginning of period	718,868	9,325
Cash and Cash Equivalents, end of period	$158,134	$553,081

See accompanying Notes to the Consolidated Financial Statements.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 1 — Organization and Chapter 11 Proceedings

Nature of Operations.  Energy XXI Gulf Coast, Inc. (“EGC”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (our “Parent” or “EXXI USA”). Energy XXI Ltd (“Energy XXI”) indirectly owns 100% of our Parent. References in this report to “us,” “we,” “our,” or “the Company,” are to EGC and its wholly-owned subsidiaries. We are headquartered in Houston, Texas and are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and in the Gulf of Mexico Shelf (“GoM Shelf”).

Bankruptcy Proceedings and Restructuring Support Agreement

On April 14, 2016, the Company, Energy XXI, EPL Oil & Gas, Inc., a wholly-owned subsidiary of the Company (“EPL”) and certain other subsidiaries of the Company and of Energy XXI listed on Schedule 1 of the Restructuring Support Agreement (as defined below) (together with the Company, Energy XXI and EPL, the “Debtors”) filed voluntary petitions for reorganization (the petitions collectively, the “Bankruptcy Petitions”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of Title 11 (“Chapter 11”) of the United States Bankruptcy Code (the “Bankruptcy Code”). The Debtors’ Chapter 11 cases (collectively, the “Chapter 11 Cases”) are being administered under the caption “In re: Energy XXI Ltd, et al., Case No. 16-31928.” The Debtors will continue to operate their businesses and manage their assets as debtors-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. Concurrently with the filing of the Bankruptcy Petitions, Energy XXI filed a winding-up petition commencing an official liquidation proceeding under the laws of Bermuda before the Supreme Court of Bermuda. On April 15, 2016, John C. McKenna was appointed as provisional liquidator by the Supreme Court of Bermuda.

Prior to filing the Bankruptcy Petitions, on April 11, 2016, the Debtors entered into a Restructuring Support Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”) with certain holders (the “Second Lien Noteholders”) of our 11.0% Senior Secured Second Lien Notes due 2020 (the “Second Lien Notes”), providing that the Second Lien Noteholders party thereto will support a restructuring of the Debtors, subject to the terms and conditions of the Restructuring Support Agreement. The restructuring transactions contemplated by the Restructuring Support Agreement will be effectuated through a joint prearranged plan of reorganization (as may be amended, restated, supplemented, or otherwise modified from time to time, (the “Plan”)). The Plan will represent a settlement of various issues, controversies, and disputes.

The Restructuring Support Agreement provides, among other things, that:

•	The liquidation of Energy XXI will be completed under the laws of Bermuda, and, given that it is unlikely to have assets available for distribution, existing Energy XXI equity holders would receive no distributions in respect of that equity in that liquidation.
•	The Debtors, on behalf of the holders of claims (the “First Lien Claims”) arising on account of the Company’s Second Amended and Restated First Lien Credit Agreement (as amended, the “First Lien Credit Facility,” “Revolving Credit Facility” or “Revolver”) and subject to further negotiations with the lenders (the “Lenders”) under the Revolving Credit Facility, will use their best efforts to ensure that at emergence, the amount drawn under the Revolving Credit Facility either (i) remains outstanding or (ii) is refinanced with a new facility with terms acceptable to the Second Lien Noteholders party to the Restructuring Support Agreement (the “Restructuring Support Parties”) who hold, in aggregate, at least 66.6% in principal amount of the Second Lien Notes Claims (as defined below) held by the Restructuring Support Parties (the “Majority Restructuring Support Parties”); provided, however that (a) $228 million of letters of credit usage remains

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 1 — Organization and Chapter 11 Proceedings  – (continued)

outstanding and (b) other terms, including a borrowing base redetermination holiday, are acceptable to the Debtors and the Majority Restructuring Support Parties. If the Debtors are unable to obtain the foregoing treatment of the First Lien Claims, then the Debtors will use their best efforts to obtain treatment acceptable to the Debtors and the Majority Restructuring Support Parties.
•	Holders of claims relating to the Second Lien Notes (the “Second Lien Notes Claims”) will receive their pro rata share of 100% of the common stock (the “New Equity”) in the reorganized company (the “New Entity”) on account of such Second Lien Notes Claims, subject to dilution from the issuance of New Equity in connection with the long-term management incentive plan for the reorganized Debtors (the “Management Incentive Plan”) and the Warrant Package (as defined below).
•	Holders of allowed priority claims (other than a priority tax claim or administrative claim) will receive either: (i) cash equal to the full allowed amount of such claim or (ii) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Restructuring Support Parties.
•	Holders of secured claims (other than a priority tax claim, First Lien Claim, or Second Lien Notes Claim) will receive, at the Debtors’ election and with the consent of the Majority Restructuring Support Parties, either: (i) cash equal to the full allowed amount of such claim, (ii) reinstatement of such holder’s claim, (iii) the return or abandonment of the collateral securing such claim to such holder, or (iv) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Restructuring Support Parties.
•	If the holders of claims relating to our unsecured notes (the “EGC Unsecured Notes Claims”), the unsecured EPL notes (the “EPL Unsecured Notes Claims”) and Energy XXI’s senior unsecured convertible notes (the “EXXI Convertible Notes Claims”) vote to accept the Plan, then such holders will receive their pro rata share of the package of out-of-the-money warrants equal to an aggregate of up to 10% of the New Equity (subject to dilution from the Management Incentive Plan) with a maturity of 10 years and an equity strike price equal to (i) the principal amount of the Second Lien Notes Claims less the original issue discount of approximately $53.5 million plus (ii) accrued and unpaid interest (the “Warrant Package”). If, however, the holders of such claims vote to reject the Plan, then such holders will not receive a distribution under the Plan. Subject to the terms of the Plan, the Warrant Package will be divided amongst the classes of the EGC Unsecured Notes Claims, EPL Unsecured Notes Claims, or EXXI Convertible Notes Claims, consistent with their respective legal entitlements.
•	John D. Schiller, Jr. will continue as the New Entity’s Chief Executive Officer and a member of its board of directors.
•	The Debtors will negotiate the terms and conditions of an amended and restated employment agreement with Mr. Schiller as Chief Executive Officer of the reorganized company, which terms and conditions shall be subject to the prior written consent of the Majority Restructuring Support Parties.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 1 — Organization and Chapter 11 Proceedings  – (continued)

Milestones

The Restructuring Support Agreement also contains the following proposed milestones (the “Milestones”) for progress in the Chapter 11 proceedings:

•	no later than April 14, 2016, the Debtors shall commence the Chapter 11 Cases by filing Bankruptcy Petitions with the Bankruptcy Court (such filing date, the “Petition Date”);
•	no later than April 14, 2016, Energy XXI will file a winding up petition with the Bermuda Court commencing the Bermuda Proceeding;
•	on the Petition Date, the Debtors shall file with the Bankruptcy Court (i) a motion seeking entry of the interim order authorizing use of cash collateral (the “Interim Cash Collateral Order”) and the final order authorizing use of cash collateral (the “Final Cash Collateral Order”); and (ii) a motion seeking to assume the Restructuring Support Agreement (the “RSA Assumption Motion”);
•	no later than April 18, 2016, the Bankruptcy Court shall have entered the Interim Cash Collateral Order;
•	no later than May 19, 2016, the Debtors shall file with the Bankruptcy Court: (i) the Plan; (ii) the related disclosure statement (and all exhibits thereto) with respect to the Plan (the “Disclosure Statement”); and (iii) a motion (the “Disclosure Statement and Solicitation Motion”) seeking, among other things, (A) approval of the Disclosure Statement, (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, and (C) to schedule the hearing to consider confirmation of the Plan (the “Confirmation Hearing”);
•	no later than May 25, 2016, the Bankruptcy Court shall have entered the Final Cash Collateral Order;
•	no later than July 1, 2016, the Bankruptcy Court shall have entered an order authorizing the assumption of the Restructuring Support (the “RSA Assumption Order”);
•	no later than July 1, 2016, (i) the Bankruptcy Court shall have entered an order approving the Disclosure Statement and the relief requested in the Disclosure Statement and Solicitation Motion; and (ii) no later than five (5) business days after entry of the order approving the Disclosure Statement and Solicitation Motion, the Debtors shall have commenced solicitation on the Plan by mailing the solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”) to parties eligible to vote on the Plan;
•	no later than August 8, 2016, the Bankruptcy Court shall have commenced the Confirmation Hearing;
•	no later than August 19, 2016, the Bankruptcy Court shall have entered the confirmation order with respect to the Plan (the “Confirmation Order”); and
•	no later than September 2, 2016, the Debtors shall consummate the transactions contemplated by the Plan (the date of such consummation, the “Effective Date”), it being understood that the satisfaction of the conditions precedent to the Effective Date (as set forth in the Plan) shall be conditions precedent to the occurrence of the Effective Date.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 1 — Organization and Chapter 11 Proceedings  – (continued)

The Majority Restructuring Support Parties have the right, but not the obligation, to terminate their obligations under the Restructuring Support Agreement upon the failure of the Debtors to meet any of the Milestones unless (i) such failure is the direct result of any act, omission, or delay on the part of any Restructuring Support Party in violation of its obligations under the Restructuring Support Agreement or (ii) such Milestone is extended with the express prior written consent of the Majority Restructuring Support Parties.

Reorganization Process

On the Petition Date, the Bankruptcy Court issued certain additional interim and final orders with respect to the Debtors’ first-day motions and other operating motions that allow the Debtors to operate their businesses in the ordinary course. The first-day motions provided for, among other things, the payment of certain pre-petition employee and retiree expenses and benefits, the use of the Debtors’ existing cash management system, the payment of certain pre-petition amounts to certain critical vendors, the ability to pay certain pre-petition taxes and regulatory fees, and the payment of certain pre-petition claims owed on account of insurance policies and programs. With respect to those first-day motions for which only interim approval has been granted, the Bankruptcy Court had scheduled final hearings on such motions for May 13, 2016, which have been subsequently rescheduled to May 19, 2016 at the request of the unsecured creditors’ committee.

Subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the filing of the Bankruptcy Petitions. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the Debtors’ property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.

Under Section 365 and other relevant sections of the Bankruptcy Code, the Debtors’ may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property and equipment, subject to the approval of the Bankruptcy Court and certain other conditions, including approval of the majority of Majority Restructuring Support Parties in accordance with the Restructuring Support Agreement.

A Chapter 11 plan (including the Plan) determines the rights and satisfaction of claims and interests of various creditors and security holders and is subject to the ultimate outcome of negotiations and the Court’s decisions through the date on which a Chapter 11 plan (including the Plan) is confirmed. The Debtors currently expect that any proposed Chapter 11 plan (including the Plan), among other things, would provide mechanisms for settlement of the Debtors’ pre-petition obligations, changes to certain operational cost drivers, treatment of Energy XXI’s existing equity holders, potential income tax liabilities and certain corporate governance and administrative matters pertaining to the reorganized New Entity. Any proposed Chapter 11 plan will (and the Plan may) be subject to revision prior to submission to the Bankruptcy Court based upon discussions with the Debtors’ creditors, including the Lenders under the Revolving Credit Facility and holders of the EGC Unsecured Notes Claims, EPL Unsecured Notes Claims, and EXXI Convertible Notes Claims, and other interested parties, and thereafter in response to creditor claims and objections and the requirements of the Bankruptcy Code or the Bankruptcy Court. There can be no assurance that the Debtors will be able to secure approval for the Plan or any other Chapter 11 plan from the Bankruptcy Court or that any Chapter 11 plan will be accepted by the Debtors’ creditors.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 1 — Organization and Chapter 11 Proceedings  – (continued)

Under the priority rankings established by the Bankruptcy Code, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before Energy XXI’s stockholders are entitled to receive any distribution or retain any property under a Chapter 11 plan (including the Plan). The ultimate recovery to creditors and/or Energy XXI stockholders, if any, will not be determined until confirmation of a Chapter 11 plan (including the Plan). No assurance can be given as to what values, if any, will be ascribed to each of these constituencies or what types or amounts of distributions, if any, they would receive. A Chapter 11 plan (including the Plan) could result in holders of certain liabilities and/or securities, including Energy XXI common stock, receiving no distribution on account of their interests. Because of such possibilities, there is significant uncertainty regarding the value of our liabilities and securities, including Energy XXI’s common stock. At this time, there is no assurance we will be able to restructure as a going concern or successfully propose or implement a Chapter 11 plan (including the Plan).

Note 2 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements

Principles of Consolidation and Reporting.  The accompanying consolidated financial statements include the accounts of EGC and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). All significant intercompany transactions are eliminated in consolidation. Our interests in oil and natural gas exploration and production ventures and partnerships are proportionately consolidated.

For the three and nine months ended March 31, 2016 and 2015, the consolidated financial statements have not been modified to reflect the bankruptcy filing. For periods subsequent to filing the Bankruptcy Petitions, the Company will apply the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations, in preparing the consolidated financial statements. ASC 852 requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses, gains and losses that are realized or incurred in the Chapter 11 Cases will be recorded in a reorganization line item on the consolidated statements of operations. In addition, the pre-petition obligations that may be impacted by the bankruptcy reorganization process will be classified on the balance sheet in liabilities subject to compromise. These liabilities will be reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts.

Interim Financial Statements.  The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments of a normal and recurring nature considered necessary for a fair presentation have been included in the accompanying consolidated financial statements. The results of operations for the interim period are not necessarily indicative of the results that will be realized for the entire fiscal year. These consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended June 30, 2015.

Going Concern Matters.  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, although the Bankruptcy Petitions noted above and sustained depressed commodity prices raise substantial doubt about our ability to continue as a going concern. Accordingly, the financial statements and related notes do not include any adjustments related to the recoverability and classification of recorded assets or to the amounts and classification of liabilities or any other adjustments that would be required should we be unable to continue as a going concern.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements  – (continued)

Use of Estimates.  The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Other items subject to estimates and assumptions include fair value estimates used in accounting for acquisitions and dispositions; carrying amounts of property, plant and equipment; goodwill; asset retirement obligations; deferred income taxes; and valuation of derivative financial instruments, among others. Accordingly, our accounting estimates require exercise of judgment by management in preparing such estimates. While we believe that the estimates and assumptions used in preparation of our consolidated financial statements are appropriate, actual results could differ from those estimates, and any such differences may be material.

Recent Accounting Pronouncements.  In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09. With the one-year deferral, ASU No. 2014-09 is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are evaluating the impact of the pending adoption of ASU No. 2014-09 on our financial position and results of operations and have not yet determined the method that will be adopted.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. Our early adoption of ASU 2014-15 during the quarter ended December 31, 2015 impacted our disclosures but had no effect on our consolidated financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. In June 2015, the FASB issued ASU 2015-15 as an amendment to this guidance to address the absence of authoritative guidance for debt issuance costs related to line-of-credit arrangements. The SEC staff stated that they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.

The ASU is effective for public entities for annual periods beginning after December 15, 2015, and interim periods within those annual reporting periods. Early adoption is permitted for financial statements that have not been previously issued. The guidance will be applied on a retrospective basis. As a result of adopting ASU 2015-15, debt issuance costs will be presented in our consolidated balance sheets as a reduction in the carrying amount of the related debt liability, although we are continuing to evaluate the impact of ASU 2015-15 as it relates to debt issuance costs associated with line-of-credit arrangements.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements  – (continued)

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 simplifies the presentation of deferred taxes on the balance sheet by requiring classification of all deferred tax items as noncurrent including valuation allowances by jurisdiction. ASU 2015-17 is effective for public entities for annual periods beginning after December 15, 2016, and interim periods within those annual reporting periods. Early adoption is permitted as of the beginning of any interim or annual reporting period. Our early adoption of ASU 2015-17 during the quarter ended December 31, 2015 had no effect on our consolidated financial position, results of operations or cash flows other than presentation.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. To meet that objective, the FASB is amending the FASB Accounting Standards Codification and creating Topic 842, Leases. The guidance in this ASU supersedes Topic 840, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the provisions of this new standard and assessing the impact it may have on our consolidated financial position, results of operations or cash flows.

Note 3 — Liquidity and Capital Resources

As of March 31, 2016, we had cash and cash equivalents of approximately $158 million and no available borrowing capacity under our Revolving Credit Facility. As of March 31, 2016, the total carrying value of our indebtedness was $2,495.7 million and was classified as current due to covenant violations that existed at March 31, 2016, that were not cured prior to the Bankruptcy Petitions filed by us on April 14, 2016. Our indebtedness was comprised of $99.4 million of secured indebtedness outstanding under our Revolving Credit Facility, $1.45 billion of Second Lien Notes and $946.3 million of unsecured notes.

Liquidity Before Filing Under Chapter 11 of the United States Bankruptcy Code

We have historically funded our operations primarily through cash flows from operating activities, borrowings under our Revolving Credit Facility, proceeds from the issuance of debt and Energy XXI equity securities and proceeds from asset sales. However, future cash flows are subject to a number of variables, and are highly dependent on the prices we receive for oil and natural gas. Oil and natural gas prices declined severely during fiscal year 2015 and have declined even further through fiscal 2016 to date. The price of WTI crude oil per barrel dropped below $27.00 per barrel in January 2016 for the first time in twelve years. Although oil prices have rebounded above $40.00 per barrel in April and May 2016, there is still significant volatility in commodity prices and these prices are still significantly lower than the industry has experienced in recent years. These lower commodity prices have negatively impacted revenues, earnings and cash flows, and sustained low oil and natural gas prices will have a material and adverse effect on our liquidity position.

As a result of the material adverse effect of commodity price declines on our liquidity position, uncertainty arose in the third quarter of fiscal 2016 as to whether we would be able to deliver the quarterly compliance certificate required under our Revolving Credit Facility, which among other things, requires that we make certain representations regarding our solvency and ongoing compliance with the financial ratios under our Revolving Credit Facility. In light of this uncertainty, on February 29, 2016, we entered into the Thirteenth Amendment and Waiver to our Revolving Credit Facility described below (the “Thirteenth Amendment”) which, among other things, waived our requirement to deliver a compliance certificate for the

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 3 — Liquidity and Capital Resources  – (continued)

fiscal quarter ended December 31, 2015. On March 14, 2016, we entered into the Fourteenth Amendment and Waiver to the Revolving Credit Facility (the “Fourteenth Amendment”), which, among other things, extended the term of the waiver of the compliance certificate included in the Thirteenth Amendment until April 15, 2016.

In addition to providing that we were not required to deliver a compliance certificate for the fiscal quarter ended December 31, 2015 until its expiration date, the following additional changes to the First Lien Credit Agreement became effective upon the execution of the Thirteenth Amendment:

•	Prohibiting us and EPL from borrowing under the First Lien Credit Agreement before March 15, 2016.
•	Requiring us and EPL to deposit the proceeds of any loan under the First Lien Credit Agreement in an account covered by a control agreement in favor of the administrative agent.
•	Allowing for us and EPL to get replacement letters of credit under the First Lien Credit Agreement without satisfying the credit extension conditions in the First Lien Credit Agreement so long as the replacement letter of credit does not have an aggregate face amount in excess of the available amount of the letter of credit being replaced and certain other conditions set forth in the Thirteenth Amendment are met.

The Fourteenth Amendment further provided for the reduction of our borrowing base under the First Lien Credit Agreement. The borrowing base under the First Lien Credit Agreement as of the effectiveness of the Fourteenth Amendment was reduced from $500 million to $377.8 million, with such reduction effectively removing any further borrowing capacity under the First Lien Credit Agreement beyond an aggregate amount equal to the amount of outstanding letters of credit that have been issued thereunder plus the amount of outstanding loans to EPL thereunder. The Fourteenth Amendment further provided that we unwind certain hedging transactions and use the proceeds therefrom to repay amounts of outstanding loans to EPL under the First Lien Credit Agreement, and for such repayments to then result in an automatic and permanent reduction in our borrowing base. Accordingly, on March 15, 2016, we unwound and monetized all of our outstanding crude oil and natural gas contracts and received $50.6 million and paid this amount to reduce EPL’s borrowing base. As of March 31, 2016, our borrowing base was $327.2 million.

In response to commodity price declines, our fiscal year 2016 capital budget was reduced to a current planned amount in the range of $155 to $160 million, as compared to actual capital expenditures in fiscal year 2015 (excluding acquisition activity) of approximately $649 million, with a remaining budget of approximately $6 million to $11 million for the fourth quarter of fiscal 2016. Due to the depressed commodity prices and our lack of capital resources to develop our properties, the Company believed that all of its proved undeveloped oil and gas reserves no longer qualified as being proved as of the period ended December 31, 2015. As a result, we removed all of our proved undeveloped oil and gas reserves from the proved category as of December 31, 2015. Almost all of the proved undeveloped reserves that were removed from the proved category as of December 31, 2015 are still economic at current prices, but were reclassed to the probable category because they are no longer expected to be drilled within five years of initial booking due to current constraints on our ability to fund development drilling. In addition, as of December 31, 2015, we identified certain of our unevaluated properties totaling to $336.5 million as being uneconomical and transferred such amounts to the full cost pool, subject to amortization. The curtailment of the development of our properties will eventually lead to a decline in our production and reserves which would further reduce our liquidity and ability to satisfy our debt obligations by negatively impacting our cash flow from operating activities and the value of our assets.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 3 — Liquidity and Capital Resources  – (continued)

Our liquidity may be further adversely affected if the BOEM requires us to provide additional bonding as a means to assure our decommissioning obligations, such as the plugging of wells, the removal of platforms and other offshore facilities, the abandonment of offshore pipelines and the clearing of the seafloor of obstructions, or if the surety companies providing such bonds on our behalf require us to provide additional cash collateral for such new or existing bonds. Any further expense in providing additional bonds or restrictions on our cash to collateralize existing bonds or new bonds would further reduce our liquidity.

As a result of continued decreases in commodity prices and our substantial debt burden, we continued throughout the third quarter of fiscal 2016 to work with our financial and legal advisors to analyze a variety of solutions to reduce our overall financial leverage, while maintaining primary focus on preserving liquidity. As part of this process, we engaged in discussions with certain of our debtholders and other stakeholders to develop and implement a comprehensive plan to restructure our balance sheet. As previously disclosed, as part of these ongoing discussions, on February 16, 2016, we had elected to enter into the 30-day grace period under the terms of the indenture governing EPL’s outstanding 8.25% Senior Notes due February 2018 (the “8.25% Senior Notes”) to extend the timeline for making the cash interest payment to March 17, 2016. In February 2016, we also repurchased $266.6 million of EPL’s 8.25% Senior Notes, which we continue to hold, and $471.1 million of our 9.25% Senior Notes due 2017 in open market transactions at a total cost of approximately $2.8 million, plus accrued interest, eliminating the springing maturity in the Second Lien Notes described below in Note 6 — Long-Term Debt.

On March 15, 2016, as part of our ongoing discussions with certain of our debtholders, we elected to make the deferred interest payment on EPL’s 8.25% Senior Notes, while also electing not to make the interest payments due on the Second Lien Notes and on our 6.875% Senior Notes due 2024, commencing a new 30-day grace period. During the new 30-day grace period, we continued discussions with an ad hoc committee of Second Lien Noteholders and a steering committee of Lenders under our Revolving Credit Facility regarding a potential restructuring. Contemporaneously with these restructuring discussions, on March 29, 2016, our board of directors appointed George C. Morris, III as an additional independent member of our board of directors to ensure that the interests of our stakeholders would be appropriately considered and protected. Mr. Morris, as the sole member of an independent Special Committee of our board of directors, was and continues to be tasked with reviewing and evaluating, in connection with any potential restructuring transaction, the treatment of the EGC Unsecured Notes and the Second Lien Notes, the treatment of the $325.0 million secured second lien loan that we provided to EPL under a promissory note between EPL, as the maker, and us, as the payee, and any matters on which an actual conflict exists between us and our subsidiaries (other than EPL and its subsidiaries), on the one hand, and Energy XXI or its direct and indirect subsidiaries (with the exception of us and our direct subsidiaries, other than EPL and its subsidiaries), on the other hand. Mr. Morris engaged the law firm of Andrews Kurth LLP to assist him in carrying out these duties.

On April 11, 2016, we entered into the Restructuring Support Agreement with certain of the Second Lien Noteholders. Pursuant to the Restructuring Support Agreement, we expect to eliminate more than $2.8 billion in debt from our and Energy XXI’s balance sheets by eliminating substantially all of our and Energy XXI’s prepetition indebtedness other than indebtedness under our Revolving Credit Facility, resulting in a significantly deleveraged capital structure. For more information regarding the Restructuring Support Agreement, see Note 1 — Organization and Chapter 11 Proceedings.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 3 — Liquidity and Capital Resources  – (continued)

Liquidity After Filing Under Chapter 11 of the United States Bankruptcy Code

As described in Note 1 — Organization and Chapter 11 Proceedings, the filing of the Bankruptcy Petitions constituted an event of default with respect to our existing debt obligations. However, subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the filing of the Bankruptcy Petitions. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the Debtors’ property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.

The Bankruptcy Court has approved payment of certain pre-petition obligations, including payments for employee wages, salaries and certain other benefits, customer programs, taxes, utilities, insurance, surety bond premiums as well as payments to critical vendors and possessory lien vendors. Despite the liquidity provided by our existing cash on hand, our ability to maintain normal credit terms with our suppliers may become impaired. We may be required to pay cash in advance to certain vendors and may experience restrictions on the availability of trade credit, which would further reduce our liquidity. If liquidity problems persist, our suppliers could refuse to provide key products and services in the future. In addition, due to the public perception of our financial condition and results of operations, in particular with regard to our potential failure to meet our debt obligations, some vendors could be reluctant to enter into long-term agreements with us.

Although we have lowered our capital budget and reduced the scale of our operations significantly, our business remains capital intensive. In addition to the cash requirements necessary to fund ongoing operations, Energy XXI and us have incurred significant professional fees and other costs in connection with our Chapter 11 proceedings (approximately $6.2 million, of which approximately $0.5 million was capitalized as debt issue costs, through March 31, 2016) and expect that we will continue to incur significant professional fees and other restructuring costs throughout our Chapter 11 proceedings, including adequate protection payments under the Interim Cash Collateral Order. Assuming that the Chapter 11 proceedings do not interrupt our ability to draw from cash on hand (including approximately $158 million of cash on hand as of March 31, 2016) and funds generated from ongoing operations, we believe we have sufficient liquidity to fund anticipated cash requirements through the Chapter 11 proceedings for minimum operating and capital expenditures and for working capital purposes and excluding principal and interest payments on our outstanding debt. As such, the Company expects to pay vendor, royalty and surety obligations on a go-forward basis according to the terms of our current contracts and consistent with applicable court orders approving such payments. The Company does not intend to seek debtor-in-possession (“DIP”) financing at this time. However, given the current level of volatility in the market and the unpredictability of certain costs that could potentially arise in our operations, our liquidity needs could be significantly higher than we currently anticipate. There are no assurances that our current liquidity is sufficient to allow us to satisfy our obligations related to the Chapter 11 Cases, allow us to proceed with the confirmation of a Chapter 11 plan of reorganization and allow us to emerge from bankruptcy. We can provide no assurance that we will be able to secure additional interim financing or exit financing sufficient to meet our liquidity needs or, if sufficient funds are available, offered to us on acceptable terms.

The Court has entered an Interim Cash Collateral Order authorizing the Debtors’ use of cash collateral in accordance with the terms of such order and the cash collateral budget described therein. The Bankruptcy Court had scheduled a final hearing on the Cash Collateral Motion for May 13, 2016, which has been subsequently rescheduled to May 19, 2016 at the request of the unsecured creditors’ committee. If the Bankruptcy Court enters a final order approving the Cash Collateral Motion, the Debtors will have the

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 3 — Liquidity and Capital Resources  – (continued)

conditional authority, subject to the terms and conditions of the Bankruptcy Court’s orders, the Restructuring Support Agreement, and the cash collateral budget, to use cash collateral for a certain period from the Petition Date and the Debtors have agreed to pursue the confirmation and implementation of the Plan within that certain period. The Debtors’ use of cash collateral is critical to their ability to operate during the course of the Chapter 11 Cases, to remain current on their post-petition operating costs, to pursue a reorganization pursuant to the Plan and to emerge successfully as a going concern from the Chapter 11 proceedings.

Our ability to maintain adequate liquidity through the reorganization process and beyond depends on our ability to successfully implement the Plan (or another Chapter 11 plan), successful operation of our business, and appropriate management of operating expenses and capital spending. Our anticipated liquidity needs are highly sensitive to changes in each of these and other factors. If we are unable to meet our liquidity needs, we may have to take other actions to seek additional financing to the extent available or we could be forced to consider other alternatives to maximize potential recovery for the creditors, including possible sale of the Company or certain material assets pursuant to Section 363 of the Bankruptcy Code, or a liquidation under Chapter 7 of the Bankruptcy Code.

Note 4 — Acquisitions

Acquisition of interest in M21K

On August 11, 2015, pursuant to a stock purchase agreement (the “M21K Purchase Agreement”) between Energy XXI M21K, LLC and Energy XXI GOM, LLC (the “M21K Purchase Agreement”), we acquired all of the remaining equity interests of M21K, LLC (“M21K”) for consideration consisting of the assumption of all obligations and liabilities of M21K including approximately $25.2 million associated with M21K’s first lien credit facility, which was required to be paid at closing (the “M21K Acquisition”). The sellers retained certain overriding royalty interests applicable only to the extent that production proceeds during any calendar month average in excess of $65.00/Bbl WTI and $3.50/MMbtu Henry Hub and limited to a term of four years or an aggregate amount of $20 million, whichever occurs earlier. In addition, with respect to the Eugene Island 330 and South Marsh Island 128 fields, in the event we sell our interest in one or both of these fields, the overriding royalty interests with respect to such sold field shall terminate; provided, however if such sale occurs within four years of the effective date of the M21K Purchase Agreement and the consideration received for such sale is greater than the allocated value for such field as specified in the M21K Purchase Agreement, then we are obligated to pay an amount equal to 20% of the portion of the consideration received in excess of the specified allocated value of such field. Prior to this transaction which was effective as of August 1, 2015, Energy XXI through one of its wholly owned subsidiary had owned a 20% interest in M21K, which it transferred to us at its cost of approximately $9.8 million and which was applied to our note receivable from Energy XXI, Inc.

The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their estimated fair values on August 11, 2015 (in thousands):

Oil and natural gas properties – evaluated	$73,910
Oil and natural gas properties – unevaluated	39,278
Asset retirement obligations	(66,700)
Net working capital*	(21,301)
Fair value of debt assumed	(25,187)
Cash paid	$—

*	Net working capital includes approximately $1.0 million in cash.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 5 — Property and Equipment

Property and equipment consists of the following (in thousands):

	March 31, 2016	June 30, 2015
Oil and natural gas properties
Proved properties	$9,860,593	$9,290,982
Less: accumulated depreciation, depletion, amortization and impairment	(9,122,148)	(6,156,580)
Proved properties, net	738,445	3,134,402
Unevaluated properties	58,592	436,357
Oil and natural gas properties, net	797,037	3,570,759
Other property and equipment	1,668	3,116
Less: accumulated depreciation	(112)	(1,042)
Other property and equipment, net	1,556	2,074
Total property and equipment, net of accumulated depreciation, depletion, amortization and impairment	$798,593	$3,572,833

At March 31, 2016, the Company’s investment in unevaluated properties primarily relates to the fair value of unproved oil and natural gas properties acquired in oil and natural gas property acquisitions (primarily the acquisition of EPL Oil & Gas, Inc. (“EPL”) on June 3, 2014 (the “EPL Acquisition”) and M21K, LLC on August 11, 2015). Costs associated with unevaluated properties are transferred to evaluated properties upon the earlier of (i) a determination as to whether there are any proved reserves related to the properties, or (ii) ratably over a period of time of not more than four years. As of December 31, 2015, we had identified certain of our unevaluated properties totaling to $336.5 million as being uneconomical and transferred such amounts to the full cost pool, subject to amortization.

Due to the depressed commodity prices and our lack of capital resources to develop our properties, the Company believed that all of its proved undeveloped oil and gas reserves no longer qualified as being proved as of the period ended December 31, 2015. As a result, we removed all of our proved undeveloped oil and gas reserves from the proved category as of December 31, 2015. Almost all of the proved undeveloped reserves that were removed from the proved category as of December 31, 2015 are still economic at current prices, but were reclassed to the probable category because they were no longer expected to be drilled within five years of initial booking due to current constraints on ability to fund development drilling.

Under the full cost method of accounting at the end of each financial reporting period, we compare the present value of estimated future net cash flows from proved reserves (computed using the unweighted arithmetic average of the first-day-of-the-month historical price, net of applicable differentials, for each month within the previous 12-month period discounted at 10%, plus the lower of cost or fair market value of unproved properties and excluding cash flows related to estimated abandonment costs associated with developed properties) to the net full cost pool of oil and natural gas properties, net of related deferred income taxes. We refer to this comparison as a “ceiling test.” If the net capitalized costs of these oil and natural gas properties exceed the estimated discounted future net cash flows, we are required to write-down the value of our oil and natural gas properties to the amount of the discounted cash flows. For the three and nine months ended March 31, 2016, our ceiling test computation resulted in impairments of our oil and natural gas properties of $340.5 million and $2,670.9 million, respectively. If the current low commodity price environment or downward trend in oil and natural gas prices continues, we will incur further impairment to our full cost pool in fiscal 2016 based on the average oil and natural gas price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the previous 12-month period under the SEC pricing methodology.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt

On April 14, 2016, the Debtors filed Bankruptcy Petitions in the Bankruptcy Court seeking relief under Chapter 11 of the Bankruptcy Code under the caption “In re: Energy XXI Ltd, et al., Case No. 16-31928.” The filing of the Bankruptcy Petitions constituted an event of default with respect to our existing debt obligations. As a result of the covenant violations that existed at March 31, 2016, that were not cured prior to the filing of the Bankruptcy Petitions, the Company’s pre-petition secured indebtedness under the Revolving Credit Facility, Second Lien Notes and EPL and EGC unsecured notes became immediately due and payable and any efforts to enforce such payment obligations are automatically stayed as a result of the Chapter 11 Cases. Accordingly, all of our outstanding indebtedness has been classified as current in the accompanying consolidated balance sheet at March 31, 2016, and we accelerated the amortization of the associated debt premium and original issue discount, fully amortizing those amounts as of March 31, 2016. In addition, except for amounts related to the Revolving Credit Facility, we accelerated the amortization of the remaining debt issuance costs related to our outstanding indebtedness, fully amortizing those costs as of March 31, 2016. We currently believe that it is probable that we may enter into a potential restructuring agreement with the lenders under our Revolving Credit Facility. Accordingly, we have not accelerated the amortization of remaining debt issue costs related to the Revolving Credit Facility. We continue to accrue interest on the Revolving Credit Facility subsequent to the Bankruptcy Petition date of April 14, 2016 since we anticipate that such interest will be allowed by the Bankruptcy Court to be paid to the Lenders. However, for all our other indebtedness, in accordance with accounting guidance in ASC 852, Reorganizations, we will accrue interest only up to the Bankruptcy Petition date of April 14, 2016. Additional information regarding the Chapter 11 proceedings is included in Note 1 — Organization and Chapter 11 Proceedings.

As of March 31, 2016 and June 30, 2015 our outstanding debt consisted of the following (in thousands):

	March 31, 2016	June 30, 2015
Revolving Credit Facility	$99,412	$150,000
11.0% Senior Secured Second Lien Notes due 2020	1,450,000	1,450,000
8.25% Senior Notes due 2018	213,677	510,000
6.875% Senior Notes due 2024	143,993	650,000
7.5% Senior Notes due 2021	238,071	500,000
7.75% Senior Notes due 2019	101,077	250,000
9.25% Senior Notes due 2017	249,452	750,000
Debt premium, 8.25% Senior Notes due 2018(1)	—	29,459
Original issue discount, 11.0% Notes due 2020	—	(51,104)
Derivative instruments premium financing	—	10,647
Total debt	2,495,682	4,249,002
Less current maturities	2,495,682	10,647
Total long-term debt	$—	$4,238,355

(1)	Represents unamortized premium on the 8.25% Senior Notes assumed in the EPL Acquisition.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt  – (continued)

During the nine months ended March 31, 2016, we repurchased certain of our unsecured notes in aggregate principal amounts as follows: $506.0 million of 6.875% Senior Notes due 2024, $261.9 million of 7.5% Senior Notes due 2021, $148.9 million of 7.75% Senior Notes due 2019, $296.3 million of 8.25% Senior Notes due 2018 and $500.6 million of 9.25% Senior Notes due 2017. We repurchased these notes in open market transactions at a total cost of approximately $215.9 million, plus accrued interest, and we recorded a gain on the repurchases totalling approximately $1,492.4 million, net of associated debt issuance costs and certain other expenses. All of the repurchased notes, except for the 8.25% Senior Notes with face value of $266.6 million, which we continue to hold and 9.25% Senior Notes with face value of $471.1 million, repurchased in February 2016, were cancelled.

Revolving Credit Facility

The Revolving Credit Facility was entered into by us in May 2011, but was most recently amended under the Fourteenth Amendment, the Thirteenth Amendment, the Twelfth Amendment to the First Lien Credit Agreement on November 30, 2015 (the “Twelfth Amendment”) and the Eleventh Amendment and Waiver to the First Lien Credit Agreement on July 31, 2015 (the “Eleventh Amendment”). The Revolving Credit Facility currently has a maximum facility amount and borrowing base of $327.2 million, of which such amount $99.4 million is the borrowing base under the sub-facility established for EPL. Borrowings under our First Lien Credit Agreement are limited to a borrowing base based on oil and natural gas reserve values, which are redetermined on a periodic basis. The scheduled date of maturity of the First Lien Credit Agreement is April 9, 2018.

The Revolving Credit Facility is secured by mortgages on at least 90% of the value of EGC and its subsidiaries’ (other than EPL and its subsidiaries until they shall have become guarantors of the EGC indebtedness under the First Lien Credit Agreement) proved reserves and proved developed producing reserves, but with the threshold for such properties of EPL and its subsidiaries (until they shall have become guarantors of the EGC indebtedness under the First Lien Credit Agreement) at 85%. Additionally, EPL is required to maintain $30 million of restricted cash in an account subject to a control agreement in favor of the administrative agent under the First Lien Credit Agreement.

The Company’s election to not make an interest payment on EPL’s 8.25% Senior Notes due on February 16, 2016 commenced a 30-day grace period, although such an election did not constitute an event of default under the indenture governing the 8.25% Senior Notes or any other debt instruments; however, under the Revolving Credit Facility agreement, the missed payment constituted a default under which no portion of the outstanding principal amount may be continued as a London Interbank Offered Rate (“LIBOR”), plus applicable margins ranging from 2.75% to 3.75% rate loan. Accordingly, on February 25, 2016, all the outstanding principal amounts was subjected to an alternate base rate based on the federal funds effective rate plus applicable margins ranging from 1.75% to 2.75%. The applicable commitment fee under the facility is 0.50%. As a result of the filing of the Bankruptcy Petitions described in Note 1 — Organization and Chapter 11 Proceedings, the highest of the margins currently applies and default interest is accruing under the facility.

Lender consent is required for any asset disposition that would have the effect of reducing the borrowing base by more than $5 million in the aggregate.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt  – (continued)

On February 29, 2016, the Thirteenth Amendment became effective and on March 14, 2016, the Fourteenth Amendment became effective, extending the term of the Thirteenth Amendment until April 15, 2016.

The Thirteenth and Fourteenth Amendments provided that the Company was not required to deliver a compliance certificate for the fiscal quarter ended December 31, 2015 until their respective expiration dates. The following additional changes to the First Lien Credit Agreement became effective upon the execution of the Thirteenth Amendment:

•	Prohibiting us and EPL from borrowing under the First Lien Credit Agreement before March 15, 2016.
•	Requiring us and EPL to deposit all cash and investments in accounts covered by control agreements in favor of the administrative agent.
•	Allowing for us and EPL to get replacement letters of credit under the First Lien Credit Agreement without satisfying the credit extension conditions in the First Lien Credit Agreement so long as the replacement letter of credit does not have an aggregate face amount in excess of the available amount of the letter of credit being replaced and certain other conditions set forth in the Thirteenth Amendment are met.

The Fourteenth Amendment provided for the reduction of our borrowing base under the First Lien Credit Agreement. The borrowing base under the First Lien Credit Agreement as of the effectiveness of the Fourteenth Amendment was reduced from $500 million to $377.8 million, with such reduction effectively removing any further borrowing capacity under the First Lien Credit Agreement beyond an aggregate amount equal to the amount of outstanding letters of credit that have been issued thereunder plus the amount of outstanding loans to EPL thereunder. In connection with such reduction, the Fourteenth Amendment provided that we unwind certain hedging transactions and use the proceeds therefrom to repay amounts of outstanding loans to EPL under the First Lien Credit Agreement, and for such repayments to then result in an automatic and permanent reduction in our borrowing base. This further reduction in borrowing base was for both the overall borrowing base under the First Lien Credit Agreement as well as the borrowing base specific to EPL, and in each case, the reduction is an amount equal to the full extent of the aggregate amount of repaid principal relating to such unwound hedging transactions.

The Fourteenth Amendment continued to allow us to get replacement letters of credit under the First Lien Credit Agreement without satisfying credit extension conditions so long as the replacement letter of credit did not have an aggregate face amount in excess of the available amount of the letter of credit being replaced and certain other conditions set forth in the Fourteenth Amendment were met.

As of March 31, 2016, we had $99.4 million in borrowings and $227.8 million in letters of credit issued under the First Lien Credit Agreement. On April 14, 2016, however, the Debtors filed the Bankruptcy Petitions, which constituted an event of default under the Revolving Credit Facility and accelerated the indebtedness thereunder. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, the Debtors, on behalf of the holders of the First Lien Claims arising on account of the Revolving Credit Facility and subject to further negotiations with the Lenders, have agreed to use their best efforts to ensure that at emergence from the Chapter 11 proceedings, the amount drawn under the Revolving Credit Facility either (i) remains outstanding or (ii) is refinanced with a new facility with terms acceptable to the Majority Restructuring Support Parties; provided, however that (a) $228 million of letters of credit usage remains outstanding and (b) other terms, including a borrowing base redetermination holiday, are acceptable to the Debtors and the Majority Restructuring Support Parties. If the Debtors are unable to obtain the foregoing treatment of the First Lien Claims, then the Debtors will use their best efforts to obtain treatment acceptable

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt  – (continued)

to the Debtors and the Majority Restructuring Support Parties. However, even if our Plan meets other requirements under the Bankruptcy Code, creditors may not vote in favor of our Plan, and certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that we have not satisfied the confirmation requirements under section 1129 of the Bankruptcy Code. Further, even if no objections are filed and the requisite acceptances of our Plan are received from creditors entitled to vote on the Plan, the Bankruptcy Court, which can exercise substantial discretion, may not confirm the Plan.

11.0% Senior Secured Second Lien Notes Due 2020

On March 12, 2015, we issued $1.45 billion in aggregate principal amount of 11.0% senior secured second lien notes due March 15, 2020 (the “Second Lien Notes”) pursuant to the Purchase Agreement (the “Purchase Agreement”) by and among EGC, Energy XXI, EXXI USA and certain of our wholly owned subsidiaries (together with Energy XXI and EXXI USA, the “Guarantors”), and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Imperial Capital, LLC, as representatives of the initial purchasers named therein (the “Initial Purchasers”). We received net proceeds of approximately $1.35 billion in the offering after deducting the Initial Purchasers’ discount and direct offering costs. The Second Lien Notes were sold to investors at a discount of 96.313% of principal, for a yield to maturity at issuance of 12.0%. The Second Lien Notes were offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and were resold to qualified institutional buyers in reliance on Rule 144A of the Securities Act. The Second Lien Notes and the related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction. The Second Lien Notes bear interest from the date of their issuance at an annual rate of Second Lien with interest due semi-annually, in arrears, on March 15th and September 15th, beginning September 15, 2015. We incurred underwriting and direct offering costs of $41.7 million which were recorded as debt issuance costs. The effective interest rate on the Second Lien Notes is approximately 12.8%, reflecting amortization of the Initial Purchasers’ discount of $53.5 million as well as the amortization of debt issuance costs.

The Second Lien Notes were issued pursuant to an indenture, dated March 12, 2015 (the “2015 Indenture”), among EGC, the Guarantors and U.S. Bank National Association, as trustee. The Second Lien Notes are secured by second-priority liens on substantially all of EGC and its subsidiary guarantors’ assets and all of EXXI USA’s equity interests in EGC, in each case to the extent such assets secure our Revolving Credit Facility. The liens securing the Second Lien Notes and the related guarantees are contractually subordinated to the liens on such assets securing our Revolving Credit Facility and any other priority lien debt, to the extent of the value of the collateral securing such obligations, pursuant to the terms of an intercreditor agreement, and to certain other secured indebtedness, to the extent of the value of the assets subject to the liens securing such indebtedness.

The Second Lien Notes are fully and unconditionally guaranteed on a senior basis by the Guarantors and by certain of our future subsidiaries, except that a guarantor can be automatically released and relieved of its obligations under certain customary circumstances contained in the 2015 Indenture. Although the Second Lien Notes are guaranteed by Energy XXI and EXXI USA, Energy XXI and EXXI USA will not, subject to certain exceptions, be subject to the restrictive covenants in the 2015 Indenture.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt  – (continued)

As a result of our bond repurchases in February 2016, we have reduced the principal amount of the 8.25% Senior Notes and the 9.25% Senior Notes outstanding to $213.7 million and $249.5 million, respectively, eliminating this springing maturity in the Second Lien Notes.

The 2015 Indenture restricts our ability and the ability of our restricted subsidiaries to: (i) transfer or sell assets; (ii) make loans or investments; (iii) pay dividends, redeem subordinated indebtedness or make other restricted payments; (iv) incur or guarantee additional indebtedness or issue disqualified capital stock; (v) create or incur certain liens; (vi) incur dividend or other payment restrictions affecting certain subsidiaries; (vii) consummate a merger, consolidation or sale of all or substantially all of our assets; (viii) enter into transactions with affiliates; and (ix) engage in business other than the oil and gas business. These covenants are subject to a number of important exceptions and qualifications.

On April 14, 2016, the Debtors filed the Bankruptcy Petitions, which constituted an event of default under the indenture governing the Second Lien Notes and accelerated the indebtedness thereunder. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, holders of the Second Lien Notes Claims will receive their pro rata share of 100% of the New Equity in the reorganized company on account of such Second Lien Notes Claims, subject to dilution from the issuance of New Equity in connection with the Management Incentive Plan and the Warrant Package. However, even if our Plan meets other requirements under the Bankruptcy Code, creditors may not vote in favor of our Plan, and certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that we have not satisfied the confirmation requirements under section 1129 of the Bankruptcy Code. Further, even if no objections are filed and the requisite acceptances of our Plan are received from creditors entitled to vote on the Plan, the Bankruptcy Court, which can exercise substantial discretion, may not confirm the Plan.

8.25% Senior Notes Due 2018

On June 3, 2014, we assumed the 8.25% Senior Notes in the EPL Acquisition which consist of $510 million in aggregate principal amount issued under an indenture dated as of February 14, 2011 (the “2011 Indenture”). The 8.25% Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis initially by each of EPL’s existing direct and indirect domestic subsidiaries. The 8.25% Senior Notes will mature on February 15, 2018. On April 18, 2014, EPL entered into a supplemental indenture (the “Supplemental Indenture”) to the 2011 Indenture, by and among EPL, the guarantors party thereto, and U.S. Bank National Association, as trustee, governing EPL’s 8.25% Senior Notes. The Supplemental Indenture amended the terms of the 2011 Indenture governing the 8.25% Senior Notes to waive EPL’s obligation to make and consummate an offer to repurchase the 8.25% Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest. EPL entered into the Supplemental Indenture after the receipt of the requisite consents from the holders of the 8.25% Senior Notes in accordance with the Supplemental Indenture. We paid an aggregate cash payment of $1.2 million (equal to $2.50 per $1,000 principal amount of 8.25% Senior Notes for which consents were validly delivered and unrevoked). The 8.25% Senior Notes are callable at 104.125% starting February 15, 2015 with such premium declining to zero by February 15, 2017.

On April 14, 2016, the Debtors filed the Bankruptcy Petitions, which constituted an event of default under the indenture governing the 8.25% Senior Notes and accelerated the indebtedness thereunder. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, if the holders of the EPL Unsecured Notes Claims vote to accept the Plan, then such holders will receive their pro rata share of the Warrant Package. If, however, the holders of such claims vote to reject the Plan, then such holders will not receive a distribution under the Plan. Subject to the terms of the Plan, the Warrant Package will be divided amongst the classes of EGC Unsecured Notes Claims, EPL Unsecured Notes Claims, or EXXI Convertible Notes Claims, consistent with their respective legal entitlements. However, even if our Plan meets other requirements under

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt  – (continued)

the Bankruptcy Code, creditors may not vote in favor of our Plan, and certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that we have not satisfied the confirmation requirements under section 1129 of the Bankruptcy Code. Further, even if no objections are filed and the requisite acceptances of our Plan are received from creditors entitled to vote on the Plan, the Bankruptcy Court, which can exercise substantial discretion, may not confirm the Plan.

6.875% Senior Notes Due 2024

On May 27, 2014, we issued at par $650 million in aggregate principal amount of the 6.875% Senior Notes due March 15, 2024. On June 1, 2015, we completed a registered offer to exchange the 6.875% Senior Notes for a new series of freely tradable notes having substantially identical terms as the 6.875% Senior Notes. We incurred underwriting and direct offering costs of approximately $11 million which were recorded as debt issuance costs.

The indenture governing the 6.875% Senior Notes, among other things, limits our ability and the ability of our restricted subsidiaries to transfer or sell assets, make loans or investments, pay dividends, redeem subordinated indebtedness or make other restricted payments, incur or guarantee additional indebtedness or issue disqualified capital stock, create or incur certain liens, incur dividend or other payment restrictions affecting certain subsidiaries, consummate a merger, consolidation or sale of all or substantially all of our assets, enter into transactions with affiliates and engage in business other than the oil and natural gas business.

On April 14, 2016, the Debtors filed the Bankruptcy Petitions, which constituted an event of default under the indenture governing the 6.875% Senior Notes and accelerated the indebtedness thereunder. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, if the holders of our Unsecured Notes Claims vote to accept the Plan, then such holders will receive their pro rata share of the Warrant Package. If, however, the holders of such claims vote to reject the Plan, then such holders will not receive a distribution under the Plan. Subject to the terms of the Plan, the Warrant Package will be divided amongst the classes of our Unsecured Notes Claims, EPL Unsecured Notes Claims, or EXXI Convertible Notes Claims, consistent with their respective legal entitlements. However, even if our Plan meets other requirements under the Bankruptcy Code, creditors may not vote in favor of our Plan, and certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that we have not satisfied the confirmation requirements under section 1129 of the Bankruptcy Code. Further, even if no objections are filed and the requisite acceptances of our Plan are received from creditors entitled to vote on the Plan, the Bankruptcy Court, which can exercise substantial discretion, may not confirm the Plan.

7.5% Senior Notes Due 2021

On September 26, 2013, we issued at par $500 million aggregate principal amount of 7.5% unsecured senior notes due December 15, 2021 (the “7.5% Senior Notes”). In April 2014, we completed a registered offer to exchange the 7.5% Senior Notes with a new series of freely tradable notes having substantially identical terms as the 7.5% Senior Notes. We incurred underwriting and direct offering costs of $8.6 million which were recorded as debt issuance costs.

The indenture governing the 7.5% Senior Notes limits, among other things, our ability and the ability of our restricted subsidiaries to transfer or sell assets, make loans or investments, pay dividends, redeem subordinated indebtedness or make other restricted payments, incur or guarantee additional indebtedness or issue disqualified capital stock, create or incur certain liens, incur dividend or other payment restrictions affecting certain subsidiaries, consummate a merger, consolidate or sell all or substantially all of our assets, enter into transactions with affiliates and engage in business other than the oil and gas business.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt  – (continued)

On April 14, 2016, the Debtors filed the Bankruptcy Petitions, which constituted an event of default under the indenture governing the 7.5% Senior Notes and accelerated the indebtedness thereunder. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, if the holders of our Unsecured Notes Claims vote to accept the Plan, then such holders will receive their pro rata share of the Warrant Package. If, however, the holders of such claims vote to reject the Plan, then such holders will not receive a distribution under the Plan. Subject to the terms of the Plan, the Warrant Package will be divided amongst the classes of our Unsecured Notes Claims, EPL Unsecured Notes Claims, or EXXI Convertible Notes Claims, consistent with their respective legal entitlements. However, even if our Plan meets other requirements under the Bankruptcy Code, creditors may not vote in favor of our Plan, and certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that we have not satisfied the confirmation requirements under section 1129 of the Bankruptcy Code. Further, even if no objections are filed and the requisite acceptances of our Plan are received from creditors entitled to vote on the Plan, the Bankruptcy Court, which can exercise substantial discretion, may not confirm the Plan.

7.75% Senior Notes Due 2019

On February 25, 2011, we issued at par $250 million aggregate principal amount of 7.75% unsecured senior notes due June 15, 2019 (the “7.75% Old Senior Notes”). On July 7, 2011, we exchanged the 7.75% Old Senior Notes for newly issued notes registered under the Securities Act (the “7.75% Senior Notes”) with identical terms and conditions. We incurred underwriting and direct offering costs of $3.1 million which were recorded as debt issuance costs.

On April 14, 2016, the Debtors filed the Bankruptcy Petitions, which constituted an event of default under the indenture governing the 7.75% Senior Notes and accelerated the indebtedness thereunder. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, if the holders of our Unsecured Notes Claims vote to accept the Plan, then such holders will receive their pro rata share of the Warrant Package. If, however, the holders of such claims vote to reject the Plan, then such holders will not receive a distribution under the Plan. Subject to the terms of the Plan, the Warrant Package will be divided amongst the classes of our Unsecured Notes Claims, EPL Unsecured Notes Claims, or EXXI Convertible Notes Claims, consistent with their respective legal entitlements. However, even if our Plan meets other requirements under the Bankruptcy Code, creditors may not vote in favor of our Plan, and certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that we have not satisfied the confirmation requirements under section 1129 of the Bankruptcy Code. Further, even if no objections are filed and the requisite acceptances of our Plan are received from creditors entitled to vote on the Plan, the Bankruptcy Court, which can exercise substantial discretion, may not confirm the Plan.

9.25% Senior Notes Due 2017

On December 17, 2010, we issued at par $750 million aggregate principal amount of 9.25% unsecured senior notes due December 15, 2017 (the “9.25% Old Senior Notes”). On July 8, 2011, we exchanged $749 million of the 9.25% Old Senior Notes for $749 million of newly issued notes (the “9.25% Senior Notes”) registered under the Securities Act with identical terms and conditions. The trading restrictions on the remaining $1 million face value of the 9.25% Old Senior Notes were lifted on December 17, 2011. We incurred underwriting and direct offering costs of $15.4 million which were recorded as debt issuance costs.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt  – (continued)

On April 14, 2016, the Debtors filed the Bankruptcy Petitions, which constituted an event of default under the indenture governing the 9.25% Senior Notes and accelerated the indebtedness thereunder. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, if the holders of our Unsecured Notes Claims vote to accept the Plan, then such holders will receive their pro rata share of the Warrant Package. If, however, the holders of such claims vote to reject the Plan, then such holders will not receive a distribution under the Plan. Subject to the terms of the Plan, the Warrant Package will be divided amongst the classes of our Unsecured Notes Claims, EPL Unsecured Notes Claims, or EXXI Convertible Notes Claims, consistent with their respective legal entitlements. However, even if our Plan meets other requirements under the Bankruptcy Code, creditors may not vote in favor of our Plan, and certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that we have not satisfied the confirmation requirements under section 1129 of the Bankruptcy Code. Further, even if no objections are filed and the requisite acceptances of our Plan are received from creditors entitled to vote on the Plan, the Bankruptcy Court, which can exercise substantial discretion, may not confirm the Plan.

Guarantee of Securities Issued by EGC

We are the issuer of each of the 11.0% Notes, the 6.875% Senior Notes, 7.5% Senior Notes, 9.25% Senior Notes and 7.75% Senior Notes, which are fully and unconditionally guaranteed by us and each of our existing and future material domestic subsidiaries other than EPL and its subsidiaries. Energy XXI and its subsidiaries, other than us, do not have significant independent assets or operations. We are permitted to make dividends and other distributions subject to certain limitations as more fully disclosed in this note above under the caption “Revolving Credit Facility.”

Derivative Instruments Premium Financing

We finance premiums on derivative instruments that we purchase with our hedge counterparties. Substantially all of our hedge transactions are with lenders under the Revolving Credit Facility. Derivative instruments premium financing is accounted for as debt and this indebtedness is pari passu with borrowings under the Revolving Credit Facility. The derivative instruments premium financing is structured to mature when the derivative instrument settles so that we realize the value, net of derivative instrument premium financing. As of March 31, 2016 and June 30, 2015, our outstanding derivative instruments premium financing discounted at our approximate borrowing cost of 2.5% per annum totaled $0 and $10.6 million, respectively.

Interest Expense

Filing of the Bankruptcy Petitions on April 14, 2016 constituted an event of default with respect to our existing debt obligations, accordingly the Company’s pre-petition secured indebtedness under the Revolving Credit Facility, Second Lien Notes and EPL and EGC unsecured notes became immediately due and payable and any efforts to enforce such payment obligations are automatically stayed as a result of the Chapter 11 Cases. As a result of the covenant violations that existed at March 31, 2016, that were not cured prior to the filing of the Bankruptcy Petitions, all of our outstanding indebtedness has been classified as current in the accompanying consolidated balance sheet at March 31, 2016, and we accelerated the amortization of the associated debt premium and original issue discount, fully amortizing those amounts as of March 31, 2016. In addition, except for amounts related to the Revolving Credit Facility, we accelerated the amortization of the remaining debt issuance costs related to our outstanding indebtedness, fully amortizing those costs as of March 31, 2016. We currently believe that it is probable that we may enter into a potential restructuring agreement with the lenders under our Revolving Credit Facility. Accordingly, we have not accelerated the amortization of remaining debt issue costs related to the Revolving Credit Facility. We continue to accrue interest on the Revolving Credit Facility subsequent to the Bankruptcy Petition date of April 14, 2016 since we anticipate that such interest will be allowed by the Bankruptcy Court to be paid to the lenders. However, for all our other indebtedness, in accordance with accounting guidance in ASC 852, Reorganizations, we will

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 6 — Long-Term Debt  – (continued)

accrue interest only up to the Bankruptcy Petition date of April 14, 2016. For the three and nine months ended March 31, 2016 and 2015, interest expense consisted of the following (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Revolving Credit Facility	$3,919	$7,526	$11,480	$21,901
11.0% Senior Secured Second Lien Notes due 2020	39,766	8,740	120,171	8,740
8.25% Senior Notes due 2018	6,613	10,518	27,262	31,556
6.875% Senior Notes due 2024	2,475	11,172	17,676	33,516
7.50% Senior Notes due 2021	4,463	9,375	16,769	28,125
7.75% Senior Notes due 2019	1,959	4,843	7,917	14,531
9.25% Senior Notes due 2017	10,005	17,343	44,110	52,031
Amortization of debt issue cost – Revolving Credit Facility	3,521	9,845	4,827	11,902
Accretion of original debt issue discount, 11.0% Notes due 2020	2,135	418	6,249	418
Accretion of original debt issue discount, 11.0% Notes due 2020 – accelerated	44,855	—	44,855	—
Amortization of debt issue cost – 11.0% Notes due 2020	1,724	327	5,047	327
Amortization of debt issue cost – 11.0% Notes due 2020 – accelerated	36,243	—	36,243	—
Amortization of fair value premium – 8.25% Senior Notes due 2018	(3,325)	(2,608)	(10,048)	(7,712)
Amortization of fair value premium – 8.25% Senior Notes due 2018 – accelerated	(6,730)	—	(6,730)	—
Amortization of debt issue cost – 6.875% Senior Notes due 2024	62	282	457	845
Amortization of debt issue cost – 6.875% Senior Notes due 2024 – accelerated	1,946	—	1,946	—
Amortization of debt issue cost – 7.50% Senior Notes due 2021	123	263	478	788
Amortization of debt issue cost – 7.50% Senior Notes due 2021 – accelerated	2,822	—	2,822	—
Amortization of debt issue cost – 7.75% Senior Notes due 2019	38	97	168	291
Amortization of debt issue cost – 7.75% Senior Notes due 2019 – accelerated	491	—	491	—
Amortization of debt issue cost – 9.25% Senior Notes due 2017	517	552	1,902	1,655
Amortization of debt issue cost – 9.25% Senior Notes due 2017 – accelerated	913	—	913	—
Derivative instruments financing and other	261	159	364	625
	$154,796	$78,852	$335,369	$199,539

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 7 — Asset Retirement Obligations

The following table describes the changes in our asset retirement obligations (in thousands):

Nine Months Ended March 31, 2016
Balance at June 30, 2015	$487,085
Liabilities acquired	66,700
Liabilities incurred and true-up to liabilities settled	44,597
Liabilities settled	(75,032)
Revisions*	(20,397)
Accretion expense	45,785
Total balance at March 31, 2016	548,738
Less: current portion	52,546
Long-term balance at March 31, 2016	$496,192

*	This downward revision was primarily due to declining service costs resulting from the decline in commodity prices and decrease in demand for oil field services due to excess capacity.

Note 8 — Derivative Financial Instruments

We enter into hedging transactions to reduce exposure to fluctuations in the price of crude oil and natural gas. We enter into hedging transactions with multiple investment-grade rated counterparties, primarily financial institutions, to reduce the concentration of exposure to any individual counterparty. We use various instruments including financially settled crude oil and natural gas puts, put spreads, swaps, zero-cost collars and three-way collars in our hedging portfolio. Derivative financial instruments are recorded at fair value and included as either assets or liabilities in the accompanying consolidated balance sheets. Any gains or losses resulting from changes in fair value of our outstanding derivative financial instruments and from the settlement of derivative financial instruments are recognized in earnings and included in gain (loss) on derivative financial instruments as a component of revenues in the accompanying consolidated statements of operations.

With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options consisting of a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX WTI, BRENT IPE and/or Argus-LLS) plus the difference between the purchased put and the sold put strike price.

Most of our crude oil production is Heavy Louisiana Sweet (“HLS”). We include contracts indexed to NYMEX WTI, ICE Brent futures and Argus-LLS futures in our hedging portfolio to closely align and manage our exposure to the associated price risk.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements helps to limit the downside risk of adverse price movements, they may also limit future gains from favorable price movements.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 8 — Derivative Financial Instruments  – (continued)

On March 14, 2016, the Fourteenth Amendment to the First Lien Credit Agreement became effective and required us to unwind certain hedging transactions and use the proceeds therefrom to repay amounts of outstanding loans to EPL under the First Lien Credit Agreement, and for such repayments to then result in an automatic and permanent reduction in our borrowing base. Accordingly, on March 15, 2016, we unwound and monetized all of our outstanding crude oil and natural gas contracts and received $50.6 million.

The fair values of derivative instruments in our consolidated balance sheets were as follows (in thousands):

	Asset Derivative Instruments				Liability Derivative Instruments
	March 31, 2016		June 30, 2015		March 31, 2016		June 30, 2015
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative financial instruments	Current	$—	Current	$51,024	Current	$—	Current	$31,456
	Non-Current	—	Non-Current	11,980	Non-Current	—	Non-Current	9,440
Total Gross Commodity Derivative Instruments subject to enforceable master netting agreement		—		63,004		—		40,896
Derivative financial instruments	Current	—	Current	(28,795)	Current	—	Current	(28,795)
	Non-Current	—	Non-Current	(8,082)	Non-Current	—	Non-Current	(8,082)
Gross amounts offset in Balance Sheets		—		(36,877)		—		(36,877)
Net amounts presented in Balance Sheets	Current	—	Current	22,229	Current	—	Current	2,661
	Non-Current	—	Non-Current	3,898	Non-Current	—	Non-Current	1,358
		$—		$26,127		$—		$4,019

The following table presents information about the components of the gain (loss) on derivative instruments (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
Gain (loss) on derivative financial instruments	2016	2015	2016	2015
Cash settlements, net of purchased put premium amortization	$17,511	$34,491	$59,081	$77,710
Proceeds from monetizations	50,588	73,117	50,588	102,354
Change in fair value	(61,325)	(90,645)	(19,163)	85,086
Total gain on derivative financial instruments	$6,774	$16,963	$90,506	$265,150

We monitor the creditworthiness of our counterparties. However, we are not able to predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Possible actions would be to transfer our position to another counterparty or request a voluntary termination of the derivative contracts resulting in a cash settlement. Should one of our financial counterparties not perform, we may not realize the benefit of some of our derivative instruments under lower commodity prices and could incur a loss. At March 31, 2016, we had no outstanding derivative contracts and, accordingly, no deposits for collateral with our counterparties.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 9 — Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI, Inc., (the “U.S. Parent”) is the parent entity. Energy XXI indirectly owns 100% of U.S. Parent, but is not a member of the U.S. consolidated group. We operate through our various subsidiaries in the U.S.; accordingly, income taxes have been provided based upon the tax laws and rates of the U.S. as they apply to our current ownership structure. ASC Topic 740, Income Taxes, provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated financial reporting group should be based upon a reasonable allocation of the income tax amounts of that group. We allocate income tax expense and deferred tax items between affiliates as if each affiliate prepared a separate U.S. income tax return for the year-to-date reporting period. We have recorded no income tax-related intercompany balances with affiliates.

We estimate our annual effective tax rate for the current fiscal year and apply it to interim periods. Currently, our estimated annual effective tax/(benefit) rate is zero. Our actual effective tax/(benefit) rate for the three months ended March 31, 2016 was also zero. The variance from the U.S. statutory rate of 35% is primarily due to continued recorded and forecast losses that, based on present circumstances, will not result in us recording a current income tax benefit. Rather, all increases in net deferred tax assets (primarily related to net operating loss (“NOL”) carryovers net of deferred tax liability from oil and natural gas properties’ net book carrying values exceeding their corresponding tax bases) will be completely offset by increases in valuation allowances. As required by ASC Topic 740-270, Income Taxes: Interim Reporting, we forecast our tax position for the year, and may not record an additional tax benefit in an interim period unless we believe that we would be allowed to record a net deferred tax asset at the end of the year. At this time, we do not have such a belief (due to a preponderance of negative evidence as to future realizability) and accordingly reflect a current deferred tax benefit of zero. We continue to evaluate the need for the valuation allowance based on current and expected earnings and other factors, and adjust it accordingly.

The U.S. consolidated group historically has paid no significant cash taxes due to the election to expense intangible drilling costs and the presence of NOLs. Section 61(a)(12) of the Internal Revenue Code of 1986, as amended (“IRC”) generally provides, in pertinent part, that income from the discharge of indebtedness (“CODI”) is treated as ordinary income subject to current taxation. The Company has completed several purchases of indebtedness in the past two quarters at less than the issued amount of the indebtedness, which constitutes CODI. The U.S. Alternative Minimum Tax (“AMT”) only allows offset of 90% of AMT income by NOL carryovers (with certain limited exceptions for 2009 and 2010 generated NOLs), with the balance of income being taxed at 20%. IRC section 108(a)(1) provides that CODI may be excluded from taxable income of a debtor if the discharge occurred: (i) while the debtor was subject to a Title 11 (or similar) proceeding (such as a Chapter 11 filing), or (ii) while insolvent. The significance of exclusion treatment is that an NOL carryforward is not required to shield excluded CODI. If NOLs were used to offset CODI (or other taxable income), the Company would be subject to a current cash AMT payment due to the 90% limitation in NOL usage against this tax. We believe, more likely than not, that prior to the bankruptcy filing, the Company was, for income tax purposes, insolvent as defined in IRC section 108(a)(1)(B) at the times of significant indebtedness repurchases and thus the exclusion applies to significant indebtedness repurchases that constitute CODI. As such, we presently do not expect to make any cash AMT payments during this fiscal year. If any such AMT payments were required, we believe that, under present circumstances, we would not be able to record a net deferred tax asset for these payments, even though they result in a Minimum Tax Credit usable against future regular income tax with no expiration period. Thus, we believe that any current-year cash AMT payments would have a negative impact on earnings. We revise our ongoing estimated AMT obligation each quarter during the year and revise our expected income tax rate and cash tax payment disclosure accordingly.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 10 — Supplemental Cash Flow Information

The following table presents our supplemental cash flow information (in thousands):

	Nine Months Ended March 31,
	2016	2015
Cash paid for interest	$219,291	$164,383
Cash paid for income taxes	—	—

The following table presents our non-cash investing and financing activities (in thousands):

	Nine Months Ended March 31,
	2016	2015
Financing of insurance premiums	$—	$931
Changes in capital expenditures and other accrued in accounts payable	(35,204)	(4,346)
Non-cash changes in asset retirement obligations	24,200	20,411
Change in equity method investment	9,776	—
Changes in note receivable from Energy XXI, Inc.	(9,776)	—
Return of promissory note and accrued interest by Energy XXI, Inc.	66,771	—
Dividend to Energy XXI, Inc.	(66,771)	—
Derivative instruments premium financing	—	12,025

Note 11 — Related Party Transactions

On March 11, 2015, we distributed the Grand Isle Assets to our Parent pursuant to an assignment and bill of sale between certain of our subsidiaries and our Parent. The Grand Isle Assets include a liquids gathering system consisting of a system of pipelines, storage tanks, processing facilities, salt water disposal facilities and related facilities and equipment. This distribution resulted in a decrease in additional paid-in-capital of $127.3 million with no gain or loss recognized. The following table reflects the net book value of the assets distributed, net of related deferred tax liabilities (in thousands):

Oil and natural gas properties	$201,424
Asset retirement obligations	(6,893)
Deferred income taxes	(67,187)
Net assets distributed	$127,344

Also on March 11, 2015, we entered into an agreement with our Parent providing for the transportation of certain of our oil production on the Grand Isle gathering system. For the three and nine months ended March 31, 2016, we incurred charges totaling $7.4 million and $23.7 million, respectively, related to transportation services under this agreement. For the three and nine months ended March 31, 2015, we incurred charges totaling $2.0 million related to transportation services under this agreement.

During the nine months ended March 31, 2016 and 2015, we distributed dividends of $66.8 and $0.8 million, respectively, to our Parent. During the nine months ended March 31, 2016, we returned approximately $3.9 million to our Parent. During the nine months ended March 31, 2015, our Parent contributed approximately $41.8 million to us.

On November 21, 2011, we advanced $65.0 million under a promissory note formalized on December 16, 2011 to Energy XXI, Inc., bearing simple interest of 2.78% per annum. The note matures on December 16, 2021. Energy XXI, Inc. has an option to prepay this note in whole or in part at any time, without any penalty or premium. Interest and principal are payable at maturity. Interest on the note, which

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 11 — Related Party Transactions  – (continued)

was accrued to the note receivable, amounted to approximately $0 million and $0.5 million for the three months ended March 31, 2016 and 2015, respectively, and $0.6 million and $1.4 million for the nine months ended March 31, 2016 and 2015, respectively. On November 30, 2015, we distributed dividend to our Parent of approximately $66.8 million against the promissory note and accrued interest receivable of $65 million and $1.8 million, respectively.

We have no employees; instead we receive management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company. Services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services. Cost of these services for the three and nine months ended March 31, 2016 was approximately $35.7 million and $80.6 million, respectively, of which approximately $33.9 million and $75.6 million, respectively, is included in general and administrative expense. Cost of these services for the three and nine months ended March 31, 2015 was approximately $34.8 million and $66.9 million, respectively, which is included in general and administrative expense.

On August 11, 2015, pursuant to the M21K Purchase Agreement, we acquired all of the remaining equity interests of M21K, LLC (“M21K”) for consideration consisting of the assumption of all obligations and liabilities of M21K, including approximately $25.2 million associated with M21K’s first lien credit facility, which was required to be paid at closing. Prior to this transaction, Energy XXI through one of its wholly owned subsidiaries had owned a 20% interest in M21K, which it transferred to us at its cost of approximately $9.8 million and which was applied to our note receivable from Energy XXI, Inc. See Note 4 — “Acquisitions.”

Effective January 15, 2015, Energy XXI’s Board of Directors appointed one of its members, James LaChance, to serve as interim Chief Strategic Officer. In that position, Mr. LaChance pursued discussions with our lenders and noteholders to improve our available capital, leverage ratios and average debt maturity, as directed by Energy XXI’s Chief Executive Officer, in consultation with Energy XXI’s Board. Mr. LaChance’s duties as interim Chief Strategic Officer were separate from, and in addition to, his responsibilities as a member of the Board of Directors. In light of the significant increase in the amount of time Mr. LaChance was required to spend performing in this new role, Energy XXI and Mr. LaChance entered into an interim Chief Strategic Officer consulting agreement (the “Consulting Agreement”), with an effective date of January 15, 2015. Under the Consulting Agreement, Mr. LaChance was paid $200,000 per month for his services as interim Chief Strategic Officer. The Consulting Agreement expired on July 15, 2015. During the nine months ended March 31, 2016, Mr. LaChance earned and was paid consulting fees of $0.1 million under the Consulting Agreement.

In accordance with the Consulting Agreement, Mr. LaChance was also entitled to a success fee if he continuously provided consulting services through the closing of one or a series of transactions to provide us and our affiliates with additional capital of more than $1 billion. The amount of this success fee was capped at $6 million, with up to $5 million payable upon achievement of objective criteria set forth in the Consulting Agreement and up to an additional $1 million payable at the Energy XXI’s Board of Directors’ discretion, based on qualitative factors. The success fee was earned and Mr. LaChance received, on March 12, 2015, 1,644,737 Energy XXI’s Restricted Stock Units (“RSUs) based on Energy XXI’s common stock price of $3.04 per share (the value weighted average price of Energy XXI’s common stock for the period from December 1, 2014 through January 31, 2015), representing the full $5 million portion of the success fee.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 11 — Related Party Transactions  – (continued)

With respect to the discretionary portion of the success fee, Energy XXI’s Board of Directors awarded Mr. LaChance the full $1 million amount on October 15, 2015. Fifty percent of this amount was paid in cash in October 2015 and the other fifty percent was paid in the form of 231,482 Energy XXI’s RSUs, based on Energy XXI’s common stock price of $2.16 per share, which was the closing price of Energy XXI’s common stock on October 15, 2015. All of the outstanding Energy XXI’s 1,876,219 RSUs were settled in cash for $1,182,018 on March 12, 2016 based on Energy XXI common stock price of $0.63 per share.

On October 9, 2015, the Board of Directors of Energy XXI determined that the positions of Chief Executive Officer and Chairman of the Board should be held by two different individuals. As a result of that determination, the Board of Directors of Energy XXI elected Mr. LaChance to serve as Chairman of the Board, effective as of October 15, 2015, to serve in such capacity until his earlier resignation or removal. Mr. LaChance will not receive any compensation for serving as Chairman of the Board, other than pursuant to director compensation programs that are applicable to other non-employee directors. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, the board of directors of the reorganized Debtors upon emergence from the Chapter 11 proceedings shall consist of seven persons to be designated by the Majority Restructuring Support Parties, which will include John D. Schiller, Jr., the Company’s current President and Chief Executive Officer. The Restructuring Support Agreement also contemplates that the Debtors will negotiate the terms and conditions of an amended and restated employment agreement with Mr. Schiller as Chief Executive Officer of the reorganized Company, which terms and conditions shall be subject to the prior written consent of the Majority Restructuring Support Parties.

Note 12 — Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. As described below, most of our pending legal proceedings have been stayed by virtue of filing the Bankruptcy Petitions on April 14, 2016. We do not believe the ultimate resolution of any such actions will have a material effect on our consolidated financial position, results of operations or cash flows. For more information regarding the Chapter 11 proceedings, see Note 1 — Organization and Chapter 11 Proceedings.

Letters of Credit and Performance Bonds.  As of March 31, 2016, we had $225 million in letters of credit to third parties relating to assets in the Gulf of Mexico and $388.0 million of performance bonds outstanding. On April 26, 2016, pursuant to the redetermination of our plugging and abandonment liabilities with third parties, it was agreed that subsequent to the Company’s emergence from the Chapter 11 proceedings, the letters of credit issued in favor of third parties would be reduced to $200 million from the existing amount of $225 million.

As a lessee and operator of oil and natural gas leases on the federal Outer Continental Shelf (“OCS”), approximately $226.6 million of our performance bonds are lease and/or area bonds issued to the BOEM (including $65.4 million associated with our August 2015 acquisition of the remaining equity interests in M21K) that the BOEM has access to and assure our commitment to comply with the terms and conditions of those leases. We also maintain approximately $161.4 million in performance bonds issued not to the BOEM but rather to predecessor third party assignors including certain state regulatory bodies of certain of the wells and facilities on these leases pursuant to a contractual commitment made by us to those third parties at the time of assignment with respect to the eventual decommissioning of those wells and facilities. In April 2015, we received letters from the BOEM stating that certain of our subsidiaries no longer qualify for waiver of certain supplemental bonding requirements for potential offshore decommissioning, plugging and abandonment liabilities. The letters notified us that certain of our subsidiaries must provide approximately $1.0 billion in supplemental financial assurance and/or bonding for our offshore oil and gas leases, rights-of-way, and rights-of-use and easements. In June 2015 and December 2015, following discussions with BOEM, we

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 12 — Commitments and Contingencies  – (continued)

provided $150 million and $21.1 million, respectively, of supplemental bonds issued to the BOEM (which is reflected in the $226.6 million in lease and/or area bonds discussed above). On June 30, 2015, we sold the East Bay field, and as a result, the $1.0 billion of supplemental financial assurance and/or bonding required by the BOEM in April 2015 was reduced by approximately $178 million.

In October 2015, we received information from the BOEM indicating that we could receive additional demands of supplemental financial assurance for amounts in addition to the $1.0 billion initially sought by the BOEM in April 2015, primarily relating to certain properties that were no longer exempt from supplemental bonding as a result of co-lessees losing their exemptions. However, we believe that a substantial portion of the additional supplemental financial assurance and/or bonding that could be sought by the BOEM may relate to circumstances that could eventually be removed from our responsibility (in terms of providing added assurance or bonding), including, for example, lease interests of co-lessees, leases that have since been divested by us, and leases where we are not the permitted operator and no drilling of wells has occurred. We would expect that most, if not all, of our co-lessees with the remaining working interest in such lease interests will provide their share of the bonding.

Since we received the additional information from the BOEM in October 2015, we have had a series of discussions and exchanges of information with the BOEM on long-term financial assurance planning, culminating in the BOEM’s agreement to, and execution of, our long-term plan approved and executed by the BOEM on February 25, 2016 (the “Long-Term Plan”). As required by our Long-Term Plan, we must perform, among other things, the following activities: (1) use our best commercial efforts to have the BOEM included as an additional obligee under our third-party bonds by July 1, 2016; (2) provide additional financial assurance as may be required under the applicable BOEM requirements with respect to any of our pending or future plans or activities for offshore leasing, exploration or development, including any permitting or assignment associated with such plans or activities (but excluding certain internal restructuring assignments or transfers between us and our subsidiaries or our affiliates, EPL and M21K); (3) pursue a multi-obligee security acceptable to the BOEM with respect to letters of credit covering certain properties acquired by us by July 1, 2016, or submit to the BOEM a plan for providing to the BOEM other satisfactory forms of financial assurance with respect those properties covered by such letters of credit; (4) with respect to certain of our operated properties with active non-waived co-lessees, make diligent efforts to negotiate with our co-lessees to achieve full financial assurance for certain of such offshore facility interests by submitting a plan for these properties by July 1, 2016; (5) work with the third-party operators of our non-operated interests to address our proportionate share of any supplemental bond demands on these non-operated properties; and (6) work with BOEM and our insurers to potentially receive credit for our energy insurance package. If we are unable to provide sufficient financial assurance to BOEM under this plan, after July 1, 2016, BOEM may assess additional supplemental financial assurance and/or bonding requirements on us, which could negatively impact our operations, financial condition and liquidity. Pursuant to the Restructuring Support Agreement entered into on April 11, 2016, it is anticipated that the Company will continue to perform its obligations under the Long-Term Plan during the pendency of the Chapter 11 Cases and in connection with the consummation of its restructuring.

The BOEM may also bolster its financial assurance requirements mandated by rule for all companies operating in federal waters. The cost of compliance with our existing supplemental bonding requirements, including the directives and other correspondence issued by the BOEM in April 2015 and thereafter, as reflected in the Long-Term Plan, any other future BOEM directives, or any other changes to the BOEM’s current supplemental bonding requirements or supplemental bonding regulations applicable to us or our subsidiaries’ properties could materially and adversely affect our financial condition, cash flows, and results of operations. In addition, although we currently have $49.3 million in cash collateral provided to surety companies associated with the bonding requirements of the BOEM and third party assignors (including

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 12 — Commitments and Contingencies  – (continued)

$7.6 million provided in April 2016), we may be required to provide additional cash collateral or letters of credit to support the issuance of such bonds or other surety. Such letters of credit would likely be issued under our Revolving Credit Facility and would reduce the amount of borrowings available under such facility in the amount of any such letter of credit obligations.

We can provide no assurance that we can continue to obtain bonds or other surety in all cases or that we will have sufficient availability under our Revolving Credit Facility to support such supplemental bonding requirements. If we are unable to obtain the additional required bonds or assurances as requested, the BOEM may require any of our operations on federal leases to be suspended or cancelled or otherwise impose monetary penalties and one or more of such actions could have a material effect on our business, prospects, results of operations, financial condition, and liquidity.

Other.  We maintain restricted escrow funds as required by certain contractual arrangements. At March 31, 2016, our restricted cash primarily related to $30 million related to the First Lien Credit Agreement, $25.5 million in cash collateral associated with our bonding requirements, and approximately $6 million in a trust for future plugging, abandonment and other decommissioning costs related to the East Bay field which will be transferred to the buyer of our interests in that field.

We and our oil and natural gas joint interest owners are subject to periodic audits of the joint interest accounts for leases in which we participate and/or operate. As a result of these joint interest audits, amounts payable or receivable by us for costs incurred or revenue distributed by the operator or by us on a lease may be adjusted, resulting in adjustments to our net costs or revenues and the related cash flows. When they occur, these adjustments are recorded in the current period, which generally is one or more years after the related cost or revenue was incurred or recognized by the joint account. We do not believe any such adjustments will be material.

Effect of Automatic Stay.  As described in Note 1 — Organization and Chapter 11 Proceedings, the Debtors filed voluntary petitions for relief under the Bankruptcy Code on April 14, 2016 (the “Petition Date”) in the Bankruptcy Court. Each of the Debtors continues to operate its business and manage its property as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. Subject to certain exceptions under the Bankruptcy Code, the filing of the Debtors’ Chapter 11 Cases, pursuant to Section 362(a) of the Bankruptcy Code, automatically enjoined, or stayed, among other things, the continuation of most judicial or administrative proceedings or the filing of other actions against or on behalf of the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date or to exercise control over property of the Debtors’ bankruptcy estates, unless and until the Bankruptcy Court modifies or lifts the automatic stay as to any such claim. Notwithstanding the general application of the automatic stay described above, governmental authorities may determine to continue actions brought under regulatory powers. Thus, the automatic stay may have no effect on certain matters described above.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 13 — Fair Value of Financial Instruments

Certain assets and liabilities are measured at fair value on a recurring basis in our consolidated balance sheets. Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

•	Level 1 — quoted prices in active markets for identical assets or liabilities.
•	Level 2 — inputs other than quoted prices that are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).
•	Level 3 — unobservable inputs that reflect our own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

For cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and notes payable, the carrying amounts approximate fair value due to the short-term nature or maturity of the instruments. For the 11.0% Notes, 9.25% Senior Notes, 8.25% Senior Notes, 7.75% Senior Notes, 7.5% Senior Notes, and 6.875% Senior Notes, the fair value is estimated based on quoted prices in a market that is not an active market, which are Level 2 inputs within the fair value hierarchy. The carrying value of the Revolving Credit Facility approximates its fair value because the interest rate is variable and reflective of market rates, which are Level 2 inputs within the fair value hierarchy.

Our commodity derivative instruments consist of financially settled crude oil and natural gas puts, swaps, put spreads, zero-cost collars and three way collars. We estimate the fair values of these instruments based on published forward commodity price curves, market volatility and contract terms as of the date of the estimate. The discount rate used in the discounted cash flow projections is based on published LIBOR rates. The fair values of commodity derivative instruments in an asset position include a measure of counterparty nonperformance risk, and the fair values of commodity derivative instruments in a liability position include a measure of our own nonperformance risk, each based on the current published issuer-weighted corporate default rates. See Note 8 — “Derivative Financial Instruments.”

During the nine months ended March 31, 2016, we did not have any transfers from or to Level 3. The following table presents the fair value of our Level 2 financial instruments (in thousands):

	Level 2
	As of March 31, 2016	As of June 30, 2015
Assets:
Oil and natural gas derivatives	$—	$63,004
Liabilities:
Oil and natural gas derivatives	$—	$40,896

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2016
(Unaudited)

Note 13 — Fair Value of Financial Instruments  – (continued)

The following table sets forth the carrying values and estimated fair values of our long-term indebtedness which are classified as Level 2 financial instruments (in thousands):

	March 31, 2016		June 30, 2015
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Revolving credit facility	$99,412	$99,412	$150,000	$150,000
11% Senior Secured Second Lien Notes due 2020	1,450,000	206,625	1,398,896	1,276,000
8.25% Senior Notes due 2018	213,677	10,684	539,459	306,000
6.875% Senior Notes due 2024	143,993	7,344	650,000	211,250
7.5% Senior Notes due 2021	238,071	8,332	500,000	164,925
7.75% Senior Notes due 2019	101,077	4,043	250,000	92,135
9.25% Senior Notes due 2017	249,452	15,466	750,000	413,160
	$2,495,682	$351,906	$4,238,355	$2,613,470

The 11.0% Notes, the 6.875% Senior Notes, and the 7.5% Senior Notes each contain an option to redeem up to 35% of the aggregate principal amount of the respective notes outstanding with the net cash proceeds of certain equity offerings. Such options are considered embedded derivatives and are classified as Level 3 financial instruments for which the estimated fair values at March 31, 2016 are not material.

Note 14 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	March 31, 2016	June 30, 2015
Prepaid expenses and other current assets
Advances to joint interest partners	$1,012	$1,294
Insurance	10,626	2,869
Inventory	383	7,867
Royalty deposit	2,168	3,137
Other	15,810	5,271
Total prepaid expenses and other current assets	$29,999	$20,438
Accrued liabilities
Advances from joint interest partners	$2,633	$3,060
Interest payable	112,135	82,885
Accrued hedge payable	—	1,399
Undistributed oil and gas proceeds	14,716	19,776
Severance taxes payable	682	843
Other	7,311	12,981
Total accrued liabilities	$137,477	$120,944